Exhibit 99.3

                    [LETTERHEAD OF ARENSON & ZIMMERMAN, PLC]


                                  June 24, 2003


Mr.  Eugene  Davis,  CEO
Pirinate  Consulting  Group,  L.L.C.
5  Canoe  Brook  Drive
Livingston,  NJ  07039

RE:  LETTER  AGREEMENT:  SECOND  AMENDMENT  TO  COMPENSATION
     AGREEMENT,  EFFECTIVE  DATE  AUGUST  1,  2002

Dear  Mr.  Davis:

     Reference is made to the above-mentioned Compensation Agreement, effective August 1, 2002 (the "Compensation Agreement"), as amended as of January 23, 2003, between Murdock Communications Corporation ("MCC") and Pirinate Consulting Group, L.L.C. ("Pirinate").

     We have discussed certain amendments to the Compensation Agreement necessary to facilitate MCC's proposed merger transaction with Polar Molecular Corporation. This letter agreement shall memorialize, constitute, and serve as the Second Amendment to the Compensation Agreement. The parties to the Compensation Agreement hereby agree to the following amendments to the Compensation Agreement::

          1. Sections 4(A-D) of the Compensation Agreement are hereby amended to read in its entirety as follows:

               4.     Compensation  for Services.  MCC shall compensate Pirinate
                      --------------------------
for Davis' services by issuing a total of 103,000 shares of MCC Common Stock (the "Stock"), which Stock shall issued be directly to Davis. MCC shall cause a Form S-8 to be filed with the Securities and Exchange Commission on or prior to June 27, 2003 with respect to the Stock to be issued to Davis. The Stock shall be issued to an account designated by Davis following the filing of the Form S-8 and prior to the Effective Time of MCC's proposed merger with Polar Molecular Corporation and will not contain a restrictive legend.

          2. MCC represents and warrants that the issuance of the Stock to Davis has been duly authorized by its Board of Directors and MCC's legal counsel has been authorized to execute and deliver this Second Amendment on behalf of MCC.

          3. This Second Amendment supercedes and replaces the Second Amendment to the Compensation Agreement dated June 17, 2003, which is hereby terminated and cancelled in its entirety.

     All remaining provisions of the Compensation Agreement remain unchanged and in full force and effect.

     Please acknowledge below, that you are in complete agreement with the terms of this letter, and return an executed copy by facsimile and then by overnight delivery directly to Ms. Nancy Davis at MCC for execution by Mr. Wayne Wright.

                                           Sincerely,

                                           /s/ James H. Arenson

                                           James  H.  Arenson
                                           Arenson  &  Zimmerman,  P.L.C.
                                           Counsel  for  Murdock  Communications
                                           Corporation

ACCEPTED  FOR
MURDOCK  COMMUNICATIONS
CORPORATION


BY     /s/ Wayne Wright
    -------------------------------------
     Wayne  Wright
     Principal  Accounting  Officer
     Murdock  Communications  Corporation


Accepted  and  agreed  to  this
24th  day  of  June,  2003


ACCEPTED  FOR
PIRINATE  CONSULTING  GROUP,  L.L.C.


BY    /s/ Eugene I. Davis
    -------------------------------------
     Eugene  I.  Davis
     Managing  Member


      /s/ Eugene I. Davis
    -------------------------------------
     Eugene  I.  Davis
     An  Individual